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                                                                     Exhibit 4.3

                       AMENDMENT NO 1 TO RIGHTS AGREEMENT


  This Amendment No. 1 (the "Amendment"), dated as of March 20, 2001 is made by and between AutoImmune Inc., a Delaware corporation (the "Company"), and Computershare Trust Company, Inc. (formerly, American Securities Transfer, Incorporated) (the "Rights Agent") and amends the Rights Agreement dated as of May 19,1995 between the Company and the Rights Agent (the "Rights Agreement").

                              W I T N E S S E T H

  WHEREAS, the parties hereto are parties to the Rights Agreement; and

  WHEREAS, the parties hereto desire to amend the Rights Agreement.

  NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

  1. Section 1(a) of the Rights Agreement is amended by deleting the first sentence in its entirety and replacing it with the following:

  "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such term is hereinafter defined) of such Person, (i) shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding or (ii), if such Person is and continues to be a person that meets the requirements of Sections 1(b)(i) through and including (iii) of Rule 13d-1 promulgated under the Exchange Act (as such term is hereinafter defined) as in effect on January 1, 2001, shall be the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding, but shall not include (A) the Company, (B) any Subsidiary (as such term is hereinafter defined) of the Company, (C) any employee benefit plan of the Company or any Subsidiary of the Company, or (D) any entity holding Common Shares for or pursuant to the terms of any such plans.

  2. Section 1(a) of the Rights Agreement is further amended by adding the following as the last sentence of said Section 1(a):

     If the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable (and in any event within ten Business Days after notification by the Company) a sufficient number of Common Shares so that such person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.
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  3.  By execution of this Amendment, the Company shall not be deemed to have compromised or waived any of its rights under the Rights Agreement.

  4. Any term used herein and not defined shall have the meaning ascribed to such term in the Rights Agreement.

  5. This Amendment may be executed in counterparts. Each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same Amendment and each of which shall be deemed to be an original.


ATTEST:                                        AUTOIMMUNE INC.



By /s/ Suzanne L. Glassburn                    By /s/ Robert C. Bishop
   --------------------------                     ----------------------
   Name: Suzanne L. Glassburn                     Name: Robert C. Bishop
                                                  Its  Chairman and CEO


ATTEST:                                        COMPUTERSHARE TRUST COMPANY, INC.


By /s/ Debbie Sorheim                          By /s/ Kellie Gwinn
   ------------------                             ------------------
   Name: Debbie Sorheim                           Name: Kellie Gwinn
                                                  Its  Vice President


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